Exhibit (k)(6)

AMENDMENT TO INVESTOR SUPPORT SERVICES AGREEMENT

This Amendment to Investor Support Services Agreement, dated as of this 1st day of January, 2020 (this “Amendment”), to that certain Investor Support Services Agreement, dated as of November 30, 2012 (as amended by this Amendment and as hereafter amended, restated or otherwise modified, the “Agreement”), is entered into by and between Ares Dynamic Credit Allocation Fund, Inc, a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and organized as a Maryland Corporation (the “Fund”), and Destra Capital Investments LLC, a Delaware limited liability company (the “Destra”). Capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.

A.            The Fund and Destra wish to make certain amendments to the Agreement as and to the extent set forth herein.

B.            The Fund and Destra are willing to consent to the amendments set forth herein pursuant to, and subject to, the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Compensation. Section 8(a) of the Agreement is deleted in its entirety and replaced with the following:

(a)    As compensation for the Services to be provided by Destra under this Agreement, the Fund shall pay to Destra a services fee calculated as follows: (1) multiply the end of day AUM balance times (2) the Applicable Service Rate (ASR) outlined in Exhibit A of this Amendment. The ASR is determined based on the degree of discount or premium of ARDC’s stock price relative to its Net Asset Value at the end of each day, such fee to be accrued and paid in the same manner, over the same period and paid on the same day as the Adviser’s investment advisory fee is paid by the Fund under such investment advisory agreement (the “Services Fee”).

2.             Notices. Section 25 of the Agreement is amended so that the Destra notice information is as follows:

If to Destra, to:

Destra Capital Investments LLC

444 West Lake Street, Suite 1700

Chicago, Illinois 60606

With a copy emailed to: legal@destracapital.com

The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.             Counterparts. This Amendment may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Investor Support Services Agreement as of the date first set forth above.

ARES DYNAMIC CREDIT ALLOCATION FUND, INC

By:
Name:
Title:

DESTRA CAPITAL INVESTMENTS LLC

By:	/s/ Dominic C. Martellaro
Name:	Dominic C. Martellaro
Title:	CEO

Exhibit A: Ares Fulcrum Pricing – Effective January 1, 2021

Premium to NAV Market Valuation
>5% Premium
8.0 bps
0 – 4.99% Premium
7.0 bps
0 – 2.5% Discount to NAV
7.0 bps
Discount to NAV Market Valuation
2.5 – 9.99% Discount
6.0 bps
>10% Discount
5.0 bps

<u>Secondary Marketing Service Fee Calculations:</u>

The funds administrator will exercise the exact same fee accrual and monthly payment process as it does today. The fee calculation will be to: (1) multiply the end of day AUM balance times (2) the Applicable Service Rate (ASR). The ASR is determined based on the degree of discount or premium of ARDC's stock price relative to its Net Asset Value at the end of each day.

- If ARDC's stock trades at greater than 105% of its Net Asset Value, the ASR equates to an annualized rate of 8.0 bps
- If ARDC's stock trades in the range of 97.5% to 104.99% of its NAV, the ASR equates to an annualized rate of 7.0 bps
- If ARDC's stock trades in the range of 90.01 % to 97.49% of its NAV, the ASR equates to an annualized rate of 6.0 bps
- If ARDC's stock trades at 90% or less of its NAV, the ASR equates to an annualized rate of 5.0 bps

1